 Exhibit 99.1 Press release.

Hunt Global Resources Announces Officer & Director Resignations

Press Release Source: Hunt Global Resources Inc. on Wednesday, May 23, 2012

HOUSTON—(BUSINESS WIRE)— Hunt Global Resources, Inc. (OTCBB: HGCO) today announced the resignations of the following officers and directors; Joseph S. Compofelice - President and Director, Manfred Sternberg –Sole Independent Director and David H. Odorizzi - Chief Financial Officer.  Terry Casey, Vice President Operations, also resigned.

About Hunt Global Resources, Inc.:
Hunt Global Resources, Inc. (OTCBB:HGCO) is a natural resource company focusing on the development of “frac” sands, which is an essential component in the production of oil and gas, especially the production of oil and gas from “unconventional” shales. The primary assets of the Company include the exclusive right to acquire the mining rights to over 900 acres of land containing an estimated 90 million ton reserve of Northern Jordan White sand, which is considered the premier raw sand in the “fracking” industry. Additionally, the Company’s current holdings include the mining rights to 350 acres in Conroe, Texas, containing frac sand deposits of approximately 21 million tons and an additional 20 million tons of sand for other industrial uses. For more information visit www.huntglobalresources.com.

Notice Regarding Forward-Looking Statements
The statements in this press release that are not historical statements, including statements regarding future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, as defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21 E of the Securities Exchange Act of 1934, as amended. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: results of actions by third parties, including governmental agencies; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; weather-related issues; changes in capital spending by customers; delays or failures by customers and others to make payments owed to us; impairment of oil and natural gas properties; structural changes in the oil and natural gas industry; retaining key personnel and maintaining a highly skilled workforce; and integration of acquired businesses and operations of joint ventures. Hunt’s Form 10-K for the year ended December 31, 2011, Form 10-Q for the quarter ended September 30, 2011, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Hunt’s business, results of operations, and financial condition. Hunt undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Investor Relations
Hunt Global Resources, Inc.
Adreena Betti
(281) 825-5000